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                             [Lone Star Letterhead]





                                                              December 9, 1994


The Board of Directors
Lone Star Industries, Inc.
300 First Stamford Place
Stamford, CT

Gentlemen:

         You have requested my opinion, as general counsel for Lone Star Industries, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (No. 33-55377), as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), filed by the Company with the Securities and Exchange Commission.

         The Registration Statement relates to the offering by certain securityholders of the Company of (i) up to 4,747,717 shares (the "Shares") of Common Stock, par value $1.00 per share (the "Common Stock"), of the Company, including 891,609 shares (the "Warrant Shares") of Common Stock issuable upon exercise of the Common Stock Purchase Warrants of the Company; (ii) up to 891,609 of the Company's Common Stock Purchase Warrants, each warrant entitling the holder thereof to purchase one share of Common Stock at an exercise price of $18.75 until December 31, 2000 (the "Warrants") and (iii) up to $21,330,000 aggregate principal amount of the Company's 10% Senior Notes due 2003 (the "Senior Notes"). This opinion is being furnished as Exhibit 5 to the Registration Statement.

         I have examined such records and documents and made such examination of law as I have deemed relevant in connection with this opinion. Based upon such examination, it is my opinion that:

         (i) the Shares are validly issued, fully paid and nonassessable;

         (ii) the Warrants are the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with their terms; and the Warrant Shares, when


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Lone Star Industries, Inc.
December 9, 1994
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         issued against payment therefor in accordance with the terms of the
         Warrants, will be validly issued, fully paid and non-assessable; and

         (iii) the Senior Notes are the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with their terms.

         In connection with the foregoing opinions concerning the validity, legality, binding effect, or enforceability of the Warrants or Senior Notes, as the case may be, such opinions are subject to the qualifications that (a) enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, or reorganization laws or other similar laws and related court decisions of general applicability relating to or affecting enforcement of creditors' rights generally and (b) enforceability of any indemnification or contribution provisions may be limited by law.

         The foregoing opinions relate only to matters of general corporate law of the State of Delaware and to matters of Federal law and do not purport to express any opinion on the laws of any other jurisdiction.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the Registration Statement. In so doing, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                                                 Very truly yours,

                                                 /s/ John S. Johnson

                                                 John S. Johnson, Esq.
                                                 Vice President
                                                 General Counsel and
                                                 Secretary